UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2016

ORITANI FINANCIAL CORP.
(Exact name of Registrant as specified in its charter)

Delaware	001-34786	30-0628335
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

370 Pascack Road, Township of Washington, New Jersey	07676
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:       (201) 664-5400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2016, Michael A. DeBernardi, Executive Vice President, Chief Operating Officer and Director of Oritani Financial Corp. (the “Company”) and its wholly-owned subsidiary, Oritani Bank (the “Bank”), agreed that he will retire as a member of the board of directors and as Executive Vice President and Chief Operating Officer of the Company and the Bank, effective as of the close of business on September 16, 2016 (the “Effective Date”).

The Company, the Bank and Mr. DeBernardi have entered into an agreement (the “Agreement”) pursuant to which Mr. DeBernardi’s current employment agreement with the Bank shall terminate as of the Effective Date.  Under the Agreement, Mr. DeBernardi will continue as a full-time employee of the Bank until the close of business on January 20, 2017, during which he will receive his base salary and benefits currently in effect.  Thereafter, and through June 30, 2018, Mr. DeBernardi will become a part-time employee for which he will be paid a salary of $47,500 per annum, and will be eligible to participate in the Bank’s group health insurance plan (but will receive no other benefits).  During his continued employment relationship with the Bank, Mr. DeBernardi will assist the Bank with the reassignment of his duties as Chief Operating Officer, and also with commercial real estate, risk management and any other matters reasonably requested.

The foregoing description of the Agreement does not purport to be complete and it is qualified in its entirety by reference to the copy of the Agreement that is included as Exhibit 10.1 to this Current Report and incorporated by reference into this Item 5.02.

Item 9.01.                  Financial Statements and Exhibits.

(d)	Exhibits.
	Exhibit No.	Description

	10.1	Agreement between Oritani Financial Corp., Oritani Bank and Michael A. DeBernardi, dated August 30, 2016.
	99.1	Press Release dated August 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORITANI FINANCIAL CORP.
Date: September 1, 2016	By:	/s/ Kevin J. Lynch
Kevin J. Lynch
President and Chief Executive Officer
(Duly Authorized Representative)